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                                                                    Exhibit 1(b)

                                  ONEOK, INC.



                         PRICE DETERMINATION AGREEMENT
                         -----------------------------


                                                                  April 18, 2000



BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.
CHASE SECURITIES INC.
SALOMON SMITH BARNEY INC.
c/o Banc of America Securities LLC
100 North Tryon Street
Charlotte, North Carolina 28255


Dear Sirs:

     Reference is made to the Underwriting Agreement, dated April 18, 2000 (the "Underwriting Agreement"), between ONEOK, Inc., an Oklahoma corporation (the "Company"), and the underwriters named in Schedule I thereto (collectively, the "Underwriters"). The Underwriting Agreement provides for the purchase by the Underwriters from the Company, subject to the terms and conditions set forth therein, of an aggregate of $240,000,000 principal amount of the Company's Floating Rate Notes due 2002 (the "Securities") to be issued pursuant to an Indenture dated as of September 24, 1998 between the Company and Chase Bank of Texas, National Association, as Trustee. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

     Pursuant to Section 1 of the Underwriting Agreement, the undersigned agrees with the Underwriters that the purchase price for the Securities to be paid by the Underwriters shall be 99.7% of the aggregate principal amount of the Securities.

     The Company represents and warrants to the Underwriters that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.
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     This Agreement shall be governed by the law of the State of New York without regard to the conflict of law principles of such State.

     If the foregoing is in accordance with your understanding of the agreement between the Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement between the Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

                              Very truly yours,



                              ONEOK, INC.



                              By: /s/ Jim Kneale
                                  --------------------------------
                              Name: Jim Kneale
                              Title: Vice President, Chief Financial
                                     Officer and Treasurer



Confirmed as of the date
  first above mentioned:

BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.
CHASE SECURITIES INC.
SALOMON SMITH BARNEY INC.

By:  BANC OF AMERICA SECURITIES LLC



By: /s/ Lynn T. McConnell
    -------------------------------
Name: Lynn T. McConnell
Title: Managing Director

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